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                                                 File pursuant to Rule 424[B][3]
                                               Registration Statement 333-121263

                  FINAL TERMS NO. 16876 DATED 28 FEBRUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$$142,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
           ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013, CURRENTLY TOTALING A$2,172,645,000.00 (A$1,606,445,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                      Queensland Treasury Corporation

    (ii)  Guarantor:                   The Treasurer on behalf of the Government
                                       of Queensland

2.        Benchmark line:              2013
                                       (to be consolidated and form a single
                                       series with QTC 6% Global A$ Bonds due
                                       14 August, 2013 , ISIN US748305BD00)

3.        Specific Currency or
          Currencies:                  AUD ("A$")

4.  (i)   Issue price:                 100.606%

    (ii)  Dealers' fees and
          commissions paid by Issuer:  No fee or commission is payable in respect of the issue of the bond(s)
                                       described in these final terms

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                                       (which will constitute a "pricing
                                       supplement" for purposes of any offers
                                       or sales in the United States or to U.S.
                                       persons). Instead, QTC pays fees and
                                       commissions in accordance with the
                                       procedure described in the QTC Offshore
                                       and Onshore Fixed Interest Distribution
                                       Group Operational Guidelines.

5.        Specified Denominations:     A$1,000

6.  (i)   Issue Date:                  02 MARCH 2007

    (ii)  Record Date (date on and     6 February/6 August.  Security will be
          from which security is Ex-   ex-interest on and from 7 February/7
          interest):                   August.

    (iii) Interest Payment Dates:      14 February/14 August

7.        Maturity Date:               14 August 2013

8.        Interest Basis:              6 per cent Fixed Rate

9.        Redemption/Payment Basis:    Redemption at par

10.       Change of Interest Basis or  Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:         Senior and rank pari passu with other
                                       senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:     Senior and ranks pari passu with all its
                                       other unsecured obligations

12.       Method of distribution:      Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:         6 percent per annum payable semi-annually
                                       in arrears

    (ii)  Interest Payment Date(s):    14 February and 14 August in each year
                                       up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):      A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):       Not Applicable

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    (v)   Other terms relating to the  None
          method of calculating
          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:     A$1,000 per bond of A$1,000 Specified
                                       Denomination (N.B. If the Final
                                       Redemption Amount is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.       Early Redemption Amount(s)   Not Applicable
          payable on redemption for
          taxation reasons or on
          event of default and/or
          the method of calculating
          the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:               Permanent Global Note not exchangeable
                                       for Definitive Bonds

17.       Additional Financial         Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons    No
          or Receipts to be attached
          to Definitive Bonds (and
          dates on which such Talons
          mature):

19.       Other terms or special       Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and     Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:    28 FEBRUARY 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if   Not Applicable
          any):

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21.       If non-syndicated, name and  ABN AMRO AUSTRALIA LTD ABN AMRO TOWER address of relevant Dealer:  CNR PHILIP AND BENT STREETS SYDNEY
                                       NSW 2000

22.       Whether TEFRA D or TEFRA C   TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling           Not Applicable
          restrictions:

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By: _________________________________
           Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                     Bourse de Luxembourg.

(ii)  Admission to trading:        Application has been made for the bonds to
                                   be admitted to trading on the regulated
                                   market of the Bourse de Luxembourg with
                                   effect from the Issue Date.

2.    RATINGS

      Ratings:                     The bonds to be issued have been rated:

                                   S&P:              AAA
                                   Moody's:          Aaa

                                   An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard
                                   & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

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                                   Obligations rated Aaa by Moody's are judged
                                   to be of the highest quality with minimal credit risk.

                                   A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)       Reasons for the Offer:   See "Use of Proceeds" section in the
                                   prospectus supplement.

(ii)  Estimated net proceeds:      Not Applicable.

(iii) Estimated total expenses:    Not Applicable.

5.    YIELD

      Indication of yield:         5.935%

                                   Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                   The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.        OPERATIONAL INFORMATION

(i)       ISIN Code:               US748305BD00

(ii)      Common Code:             014569359

(iii)     CUSIP Code:              748305BD0

(iv)      Any clearing system(s)   Not Applicable
          other than Depositary
          Trust Company,
          Euroclear Bank
          S.A./N.V. and
          Clearstream Banking,
          societe anonyme and the
          relevant identification
          number(s):

(v)       Delivery:                Delivery free of payment

(vi)      Names and addresses of   Not Applicable
          additional Paying
          Agent(s) (if any):